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       THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES
     THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

                  MetLife Leadership Deferred Compensation Plan
  (effective with respect to salary and Cash Incentive Compensation January 1,
          2005, and with respect to Stock Compensation April 15, 2005)

1. Purpose. The purpose of the Plan is to provide an opportunity for Participants to delay receipt of certain compensation until a later date, at which time payment of the compensation will be made after adjustment for the simulated investment experience of such compensation from date of deferral.

2.    Plan Administration.

      2.1.  The Plan Administrator shall administer the Plan.

      2.2. The Plan Administrator may establish, amend, and rescind rules and regulations relating to the Plan, provide for conditions necessary or advisable to protect the interest of the MetLife Companies, construe all communications related to the Plan, and make all other determinations it deems necessary or advisable for the administration and interpretation of the Plan. The Plan Administrator may conform any provision of this Plan to the extent such provision is inconsistent with Legal Deferral Requirements.

      2.3. Determinations, interpretations, and other actions made by the Plan Administrator shall be final, binding, and conclusive for all purposes and upon all individuals.

      2.4. The Plan Administrator may prescribe forms as the sole and exclusive means for Participants to take actions authorized or allowed under the Plan. The Plan Administrator may issue communications to Eligible Associates and Participants as it deems necessary or appropriate in connection with the Plan (including but not limited to communications explaining the risks and potential benefits of the Investment Tracking Funds). Subject to the provisions of Section 20, the Plan Administrator may, in its sole discretion, adjust the value of Deferred Compensation Accounts on a basis other than as prescribed in Deferral Elections or Reallocation Elections, including but not limited to the use of Investment Tracking Funds other than those selected by the Participant.

      2.5. Except to the extent prohibited by law, communication by the Plan Administrator (and by an Eligible Associate or Participant to the extent authorized by the Plan Administrator) of any document or writing, including any document or writing that must be executed by a party, may be in an electronic form of communication.

      2.6. The Plan Administrator may appoint such agents, who may be officers or employees of a MetLife Company, as it deems necessary or appropriate to assist it in administering the Plan and may grant authority to such agents to execute documents and take action on its behalf. The Plan Administrator may consult such legal counsel, consultants, or other professional as it deems desirable and may rely on any opinion

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            received from any such professional or from its agent. All expenses incurred in the administration of the Plan shall be paid by one or more of the MetLife Companies.

3. Eligibility to Participate. Each Eligible Associate shall be eligible to participate in this Plan; provided, however, that unless the Plan Administrator determines otherwise, no otherwise Eligible Associate who, at the individual's election or request, receives an accelerated payment pursuant to the terms of any non-qualified deferred compensation plan in which the individual participated by virtue of employment with any MetLife Company shall be eligible to participate in this Plan with regard to Compensation payable in any calendar year prior to the calendar year next beginning after the third anniversary of such payment is made.

4.    Deferral Elections.

      4.1. At such times as are determined by the Plan Administrator, each Eligible Associate may complete and submit to the Plan Administrator a Deferral Election applicable to the Eligible Associate's Compensation payable for services performed in such periods following the date of the Deferral Election (or other such periods consistent with Legal Deferral Requirements) determined by the Plan Administrator. Within thirty (30) days after attaining the status of Eligible Associate in his or her first calendar year as an Officer or 090 Employee, such Eligible Associate may complete and submit to the Plan Administrator a Deferral Election applicable to the Eligible Associate's Compensation payable for services in the current calendar year or other periods following the date of the Deferral Election (or other such periods consistent with Legal Deferral Requirements) determined by the Plan Administrator. The Plan Administrator shall prescribe the form(s) of Deferral Election.

      4.2. The Plan Administrator may offer an Eligible Participant the opportunity to indicate each or any of the following, either separately or in combination, in a Deferral Election: (a) the percentage, in increments of 5%, or maximum dollar amount of salary (which, for greater clarity, shall not include any payments under any such plans contingent on a separation agreement, release, or similar agreement) that would otherwise be paid the receipt of which the Eligible Associate wishes to defer into a Deferred Cash Compensation Account, which shall be no greater than 75% of salary;
            (b) the percentage, in increments of 5%, or (except for payments under the Long Term Performance Compensation Plan, International Long Term Performance Compensation Plan, or payments to an 090 Employee) maximum dollar amount of Cash Incentive Compensation, by plan under which such Compensation may be payable, that would otherwise be paid the receipt of which the Eligible Associate wishes to defer into a Deferred Cash Compensation Account (provided, however, that if the Participant expresses a maximum dollar amount of Cash Incentive Compensation for deferral and the amount of Cash Incentive Compensation actually payable to the Participant is less than the maximum dollar amount specified, the Deferral Election shall be deemed to apply to the full amount of the Cash Incentive Compensation); (c) the percentage, in increments of 5%, of Stock Compensation that would otherwise be paid the receipt of which the Eligible Associate wishes to defer into a Deferred Stock Compensation Account; (d) the percentage, in increments of 5%, of cash payments under the Long Term Performance Compensation Plan which the Eligible Associate wishes to defer into a Deferred Stock Compensation Account;

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            (e) the Investment Tracking Fund(s) which the Eligible Participant selects to adjust the value of the Deferred Cash Compensation Account and the value of the Matching Contribution Account, in increments of 5%; (f) the date on which the Eligible Participant wishes the payment of the Deferred Stock Compensation Account to begin; (g) the date on which the Eligible Participant wishes the payment of the Deferred Cash Compensation Account and Matching Contribution Account to begin; (h) whether the Deferred Compensation Accounts are to be paid in a single lump sum or annual installments; and (i) if the Deferred Compensation Accounts are to be paid in annual installments, the number (not to exceed fifteen (15)) of such installments. If, upon Employment Discontinuance (or upon the conclusion of the Participant's receipt of severance payments), the Participant is Retirement Eligible or will be deemed to be Retirement Eligible upon attaining age 55, the Participant's elections regarding Cash Incentive Compensation and/or Deferred Stock Compensation shall be applied to any such compensation otherwise payable after the Participant's Employment Discontinuance.

      4.3. Each Deferral Election that specifies any deferral of salary in terms of a maximum dollar amount rather than in percentage terms must specify deferral of at least two hundred dollars ($200) of salary per pay period. Each Deferral Election that specifies any deferral of Cash Incentive Compensation in terms of a maximum dollar amount rather than in percentage terms must specify deferral of at least five thousand dollars ($5,000) of Cash Incentive Compensation per year.

      4.4. Each Deferral Election shall indicate the date(s) on which the Eligible Associate wishes the payment of a Deferred Compensation Account to begin by indicating either: (a) a single date certain that is no earlier than January 1 of the calendar year following the calendar year in which the third anniversary of the latest date any Compensation subject to the Deferral Election would have otherwise been paid; or (b) the date of the Eligible Associate's termination of employment when Retirement Eligible.

      4.5. The Plan Administrator may, in its discretion, reject and/or reform any Deferral Election, in whole or in part, due to (a) inconsistency of the Deferral Election with this Section 4; (b) inconsistency of the Deferral Election with employer compliance with legal requirements (including those regarding sufficient tax withholding and those regarding payroll taxation for FICA or otherwise); (c) inconsistency of the Deferral Election with requirements for employee contributions or premium payments from compensation under the terms of any plan; (d) inconsistency of the Deferral Election with Legal Deferral Requirements; or (e) any other lawful basis.

      4.6. Notwithstanding any other provisions of this Plan, no Compensation payable to a Participant less than one-hundred eighty (180) days after the first day of the second calendar month following a hardship payment to the Participant under SIP or other qualified deferred compensation plan in which the individual participates by virtue of employment with any MetLife Company shall be deferred under this Plan.

      4.7. No election by an Eligible Associate of the percentage of cash payments under the Long Term Performance Compensation Plan which the Eligible Associate wishes to

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            defer into a Deferred Stock Compensation Account under Section
            4.2(d) shall be made in violation of the Insider Trading Policy promulgated by MetLife, Inc. or an Affiliate. To the extent such an election is in violation of that policy, the amount of cash payments under the Long Term Performance Compensation Plan which the Eligible Associate specified for deferral into a Deferred Stock Compensation Account shall instead be deferred as Cash Incentive Compensation into a Deferred Cash Compensation Account.

5.    Investment Tracking.

      5.1. Except as provided in Sections 2.4 and 5.2 of this Plan, the value of each Participant's Deferred Cash Compensation Account and Matching Contribution Account shall be adjusted to reflect the simulated investment performance on a Total Return Basis using the Investment Tracking Funds described in Sections 6.2 and 6.3 selected by the Participant for purposes of such valuation in the Deferral Election, and those selected by the Participant in subsequent Reallocation Elections, on the same basis as if the value of such Deferred Compensation Accounts had been invested in such Investment Tracking Funds for such period(s) of time determined by the Deferral Election and any Reallocation Election until it is payable.

      5.2. Except as provided in Section 2.4 of this Plan, the value of a Participant's Deferred Stock Compensation Account, and only the value of such Deferred Stock Compensation Account, shall be adjusted using the MetLife Deferred Shares Fund as provided in Section 6.1 of this Plan, on the same basis as if the Participant had invested in the number of shares of MetLife Stock constituting such deferred Stock Compensation (on a Total Return Basis) for such period(s) of time determined by the Deferral Election until it is payable.

      5.3. The number of shares of MetLife Stock represented by cash payments under the Long Term Performance Compensation Plan deferred into a Deferred Stock Compensation Account pursuant to the terms of Section 4.2(d) of this Plan shall be initially determined by dividing the amount of the cash payment deferred by the Fair Market Value of the MetLife Stock on the date such payment was granted to the Participant under the terms of the Long Term Performance Compensation Plan, and shall thereafter be subject to Investment Tracking on the same terms as the balance of the Deferred Stock Compensation Account under Section 5.2 of this Plan.

6. Investment Tracking Funds. The methods of Investment Tracking described in this Section 6 shall be available for Deferral Elections and Reallocation Elections. If this Section 6 is amended, the Plan Administrator may require the Participant to make an appropriate change in the Participant's Investment Tracking or may unilaterally impose a method of Investment Tracking with regard to such parts of a Participant's Deferred Compensation Accounts affected by that amendment.

      6.1. MetLife Deferred Shares Fund. Subject to Section 14.5 of this Plan, value tracked in the MetLife Deferred Shares Fund shall be accounted in number of tracking shares equal to the number of shares of MetLife Stock deferred and adjusted to simulate the effect of each and any of the following on the Stock Compensation had it been paid in MetLife Stock: (a) dividend; (b) stock dividend; (c) stock split;
            (d) MetLife, Inc.

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            recapitalization (including, but not limited, to the payment of an extraordinary dividend), (e) merger, consolidation, combination, or spin-off affecting MetLife, Inc. capitalization; (f) distribution of MetLife, Inc. assets to holders of MetLife Stock (other than ordinary cash dividends); (g) exchange of shares, or (h) other similar corporate change. Unless otherwise determined by the Plan Administrator, only the value of a Participant's Deferred Stock Compensation Account may be tracked in the MetLife Deferred Shares Fund.

      6.2. Actively managed funds: Investment Tracking according to the changes in value of shares or units, as applicable, and simulated reinvested dividends and other distributions to share/accountholders in:

         6.2.1.   MetLife SIP Fixed Income Fund

         6.2.2.   Lord Abbett Bond Debenture Fund

         6.2.3.   Oakmark Fund (R)

         6.2.4.   MetLife SIP Small Company Stock Fund

         6.2.5.   Oakmark International Fund

      6.3. Market index funds: Investment Tracking according to the changes in value of the:

         6.3.1.   S&P 500 (R) Index

         6.3.2.   Russell 2000 (R) Index

         6.3.3.   Nasdaq Composite (R) Index

         6.3.4.   MSCI-EAFE (R) Index

         6.3.5.   Lehman Brothers (R) Aggregate Bond Index

         6.3.6.   Merrill Lynch US High Yield Master II Index

         6.3.7.   MSCI Emerging Markets Index (sm)

7.    Reallocation Elections.

      7.1. The Participant may change the Investment Tracking Funds used to adjust either (a) the value of new contributions to his/her Deferred Cash Compensation Account and credits to his/her Matching Contribution Account, from the date(s) Compensation is deferred rather than paid and any Matching Contributions are credited, as the case may be; and/or (b) the value of the Participant's existing Deferred Cash Compensation Account and Matching Contribution Account.

      7.2. Unless otherwise determined by the Plan Administrator, a Reallocation Election shall be effective on the date it is received by the Plan Administrator, or on the following business day if it is received by the Plan Administrator at a time when the Plan Administrator determines it is not practicable or convenient to the operation of the Plan to apply such Reallocation Election on the date it is received. The number of Reallocation Elections by a Participant regarding each of items (a) and (b) of Section 7.1, respectively, shall not exceed six (6) in any calendar year.

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8.    Matching Contribution. If a Participant makes contributions to SIP throughout a calendar year, the Participant's Matching Contribution Account shall be credited with the amount of matching contributions (if any) with which the Participant's SIP account would have been credited under the terms and provisions of such plan, in each case with relation to deferred Compensation in that calendar year had the Compensation not been deferred. Notwithstanding the foregoing, no Matching Contributions shall be credited in favor of a Participant during the suspension of such Participant's deferrals pursuant to Section 4.6 of this Plan.

9. Beneficiary Designation. The Plan Administrator shall prescribe the form by which each Eligible Associate and Participant may designate a beneficiary or beneficiaries (who may be named contingently or successively, and among whom payments received under this Plan may be split as indicated by the individual) for purposes of receiving payment of Deferred Compensation Accounts under this Plan after the death of such individual. Each designation will be effective only upon its receipt by the Plan Administrator during the life of the individual making the designation and shall revoke all prior beneficiary designations by that individual related to this Plan. Beneficiary designations submitted by an Eligible Associate or Participant pursuant to the terms of the MetLife Deferred Compensation Plan for Officers or MetLife Individual Business Special Deferred Compensation Plan during or prior to 2004 shall be effective for purposes of this Plan.

10.   Payment of Deferred Compensation Accounts.

      10.1. Amount. Except as provided in Section 2.4 of this Plan, the amount of payment(s) of each Deferred Compensation Account shall reflect the value of those Deferred Compensation Accounts through the date each payment of Deferred Compensation Accounts is payable, as adjusted for Investment Tracking. If payment of Deferred Compensation Accounts is to be made in installments, then (a) the amount of each installment payment from either a Deferred Cash Compensation Account and Matching Contribution Account will be determined by dividing the value of each of the Deferred Compensation Accounts at the time the payment is due by the remaining number of installments in which the Deferred Cash Compensation Account or Matching Contribution Account, respectively, is to be paid, and (b) the amount of each installment payment from a Deferred Stock Compensation Account will be determined by dividing the number of tracking shares (each equal to a share of MetLife Stock) in the Deferred Compensation Accounts at the time the payment is due by the remaining installments in which the Deferred Stock Compensation Account is to be paid, and disregarding any fraction of a tracking share remaining until the last such installment payment.

      10.2. Form. Except as provided in Section 14.5 of this Plan, payment of a Participant's Deferred Stock Compensation Account shall be made in the form of shares of MetLife Stock. The form of payment of all other Deferred Compensation Accounts shall be cash.

      10.3. Timing and Number of Payments.

         10.3.1. If a Participant dies on any date prior to completion of all payments from a Participant's Deferred Compensation Accounts, the unpaid portions of the

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                  Participant's Deferred Compensation Accounts shall become
                  immediately payable in a lump sum.

         10.3.2. If the date on which payment of a Participant's Deferred Compensation Accounts is to begin, as specified in the Participant's Deferral Election, occurs prior to the Participant's Employment Discontinuance, then the Participant's Deferred Compensation Accounts shall be payable beginning on the date determined by the Participant's Deferral Election and in the number of payments determined by the Participant's Deferral Election; provided, however, that if the Participant's Employment Discontinuance occurs prior to the completion of all such payments, then all remaining Deferred Compensation Accounts shall be immediately payable in a lump sum (except that, in the case of a Key Employee, all remaining Deferred Compensation Accounts shall be payable six
                  (6) months following Employment Discontinuance).

         10.3.3. If the date on which payment of a Participant's Deferred Compensation Accounts is to begin, as specified in the Participant's Deferral Election, has not occurred prior to the Participant's Employment Discontinuance, and Participant is Retirement Eligible upon Employment Discontinuance (or upon the conclusion of the Participant's receipt of severance payments), then the Participant's Deferred Compensation Accounts shall be payable beginning on the date determined by the Participant's Deferral Election and in the number of payments determined by the Participant's Deferral Election (except that, in the case of a Key Employee who specified payment upon termination of employment when Retirement Eligible, payment of Deferred Compensation Accounts shall be payable six (6) months following Employment Discontinuance).

         10.3.4. If the date on which payment of a Participant's Deferred Compensation Accounts is to begin, as specified in the Participant's Deferral Election, has not yet occurred prior to the Participant's Employment Discontinuance, and the Participant (a) is not Retirement Eligible upon Employment Discontinuance; (b) is, at Employment Discontinuance, eligible to participate in a severance plan offered by a MetLife Company; and (c) either will be deemed to be Retirement Eligible upon attaining age 55 or whose benefit under the Retirement Plan is otherwise determined with reference to the reduction factors for commencing benefit payments prior to normal retirement age applicable to Retirement Plan participants with twenty (20) or more years of service, then the Participant's Deferred Compensation Accounts shall be payable and in the number of payments determined by the Participant's Deferral Election beginning on the date determined by the Participant's Deferral Election; provided, however, that if the Participant's Deferral Election specified payment upon termination of employment when Retirement Eligible then the Participant's Deferred Compensation Accounts shall be payable upon the Participant's Employment Discontinuance (except that, in the case of a Key Employee, all Deferred Compensation Accounts shall be payable six (6) months following Employment Discontinuance).

         10.3.5. If the date on which payment of a Participant's Deferred Compensation Accounts is to begin, as specified in the Participant's Deferral Election, has not occurred prior to the Participant's Employment Discontinuance, and neither Sections 10.3.3

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                  nor 10.3.4 applies to the Participant, then the Participant's
                  Deferred Compensation Accounts shall be payable in a lump sum upon the Participant's Employment Discontinuance, notwithstanding the Participant's Deferral Election (except that, in the case of a Key Employee, all Deferred Compensation Accounts shall be payable six (6) months following Employment Discontinuance).

         10.3.6.  If, consistent with the terms of Section 10 other than this
                  Section 10.3.6, the Participant's Deferral Election applies to Cash Incentive Compensation or Stock Compensation payable after the Participant's Employment Discontinuance, then the Participant's Deferred Compensation Accounts shall be payable beginning on the date determined by the Participant's Deferral Election and in the number of payments determined by the Participant's Deferral Election.

         10.3.7. Notwithstanding any of the other terms of this Section 10.3, distribution of amounts from a Participant's Matching Contribution Account shall not be made beginning on any date earlier than the date on which payments of Matching Contributions could have been payable under the terms of SIP. To the extent that the Participant's Matching Contribution Account is not payable on the earliest date(s) that the Participant's other Deferred Compensation Accounts become payable, in each case by virtue of this Section 10.3.7, the Matching Contribution Account shall be paid in a lump sum.

         10.3.8. Notwithstanding any of the other terms of this Section 10.3, except Section 10.3.7, to the extent a Participant's Deferred Compensation Accounts are payable pursuant to Section 12,
                  Section 13, or Section 14 of this Plan, payment shall be made in a single lump sum.

         10.3.9. Notwithstanding any of the other terms of this Section 10.3, if a Participant's Deferred Compensation Accounts are otherwise payable upon Employment Discontinuance (or, in the case of a Key Employee, the date six (6) months following Employment Discontinuance), but as of that date the Participant has been offered severance pay, then the Participant's Deferred Compensation Accounts shall be payable upon the later of (x) the Participant's date of Employment Discontinuance (in the case of a Key Employee, the date six
                  (6) months following Employment Discontinuance) and (y) the date the final severance payment is made to the Participant by a MetLife Company or an Affiliate. Notwithstanding the foregoing, if this Section 10.3.9 applies, the Plan Administrator may, in its sole discretion, determine that the Deferred Compensation Accounts are payable on any date after the Participant's date of Employment Discontinuance (in the case of a Key Employee, the date six (6) months following Employment Discontinuance).

         10.3.10. Payment(s) of a Participant's Deferred Compensation Accounts shall be made as soon as practicable after they are payable, as determined by the Plan Administrator.

         10.3.11. Notwithstanding any other terms of this Plan, no payment of any Deferred Compensation Account shall be made at a time inconsistent with Legal Deferral Requirements.

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      10.4. To Whom Paid. Except as otherwise provided in this Section 10.4 of this Plan, all payments of a Participant's Deferred Compensation Accounts will be made to the Participant. If a Participant dies on any date prior to the date of the completion of all such payments, all unpaid value in the Participant's Deferred Compensation Accounts shall be paid to the beneficiary designated for that purpose by the Participant. If the Participant's designated beneficiary has not survived the Participant, or the Participant has designated no beneficiary for purposes of this Plan, such payment will be made to the Participant's surviving spouse, if any, or if the Participant has no surviving spouse to the Participant's estate.

      10.5. Withholding. Withholding of taxes and other items required by law shall be made from each payment of a Participant's Deferred Compensation Account or from other payments due to the Participant from MetLife, Inc., any MetLife Company, or any Affiliate.

11. Loans and Assignments. The Plan shall make no loan, including any loan on account of any Deferred Compensation Account, to any Participant or any other person nor permit any Deferred Compensation Account to serve as the basis or security for any loan to any Participant or any other person. No Participant or any other person may sell, assign, transfer, pledge, commute, or encumber any Deferred Compensation Account or any other rights under this Plan.

12.   Hardship Accommodations.

      12.1. Upon the written request of an Eligible Associate or Participant, the Plan Administrator may, in its sole discretion and in light of any facts or considerations it deems appropriate, find that the Eligible Associate or Participant has suffered an Unforeseeable Emergency. In light of such a finding, the Plan Administrator may, to the extent the Plan Administrator determines necessary for the Eligible Associate or Participant to address the Unforeseeable Emergency, (a) suspend the deferral of receipt of Compensation by the Eligible Associate or Participant pursuant to a Deferral Election; and/or (b) to the extent the Plan Administrator finds, in its sole discretion, that such a suspension of deferral is insufficient to address the Participant's Unforeseeable Emergency, make payment of all or a portion of the Participant's Deferred Compensation Accounts. The Plan Administrator shall provide the Eligible Associate or Participant with written notice of its determinations in response to the Eligible Associate's or Participant's request.

      12.2. The total amount of deferrals suspended or payment advanced shall not exceed the amount necessary to satisfy the financial consequences of the Unforeseeable Emergency and amounts equal to the withholding required by Section 10.5, and shall not exceed the total value of the Deferred Compensation Accounts under the Plan. No accommodation pursuant to this Section 12 shall be implemented in manner or at a time when prohibited or punishable by any applicable MetLife Company policy or law, including but not limited to law regarding trading of securities on inside information and the exemptions therefrom.

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      12.3. If the Eligible Associate or Participant participates in any other deferred compensation plan by virtue of employment with any MetLife Company, the Plan Administrator may coordinate the operation of this
            Section 12 with the operation or similar provisions of any such other plan, including but not limited to reducing the value of deferrals in ascending order of the value of deferrals in each plan beginning with the plan in which the individual's deferrals have the lowest value.

      12.4. In the event that a payment from the Participant's Deferred Compensation Accounts is made pursuant to this Section 12, (a) the value of the Participant's Deferred Cash Compensation Account shall be reduced, and (b) if the reduction in the value of the Participant's Deferred Cash Compensation Account is less than the payment made, the Plan Administrator may in its sole discretion reduce the value of the Participant's Matching Contribution Account and/or Deferred Stock Compensation Account, in amounts determined by the Plan Administrator in its discretion, equal to a total reduction equal to the difference between the payments made and the value by which the Participant's Deferred Cash Compensation Account was reduced.

      12.5. To the extent that the value of the Participant's Deferred Cash Compensation Account or Matching Contribution Account is reduced, the value tracked according to each Investment Tracking Fund shall be reduced proportionate to the total value of the Deferred Cash Compensation Account or Matching Contribution Account, respectively, being tracked in that Investment Tracking Fund.

13. Unilateral Payment. In those circumstances permitted by law consistent with Legal Deferral Requirements, the Plan Administrator may, in its discretion, and regardless of the Participant's wishes, pay a Participant the value of the Participant's Deferred Compensation Accounts in whole or in part. No payment pursuant to this Section 13 shall be made in manner or at a time when prohibited or punishable by any applicable MetLife Company policy or law, including but not limited to law regarding trading of securities on inside information and the exemptions therefrom.

14.   Change of Control.

      14.1. The Plan Administrator shall transmit to each Eligible Associate communications and documents necessary for each Participant to complete a Change of Control Election applicable to the Participant's Deferred Compensation Accounts.

      14.2. Each Change of Control Election shall indicate whether the Participant wishes payment of Deferred Compensation Accounts to be made under the circumstances described in Section 14.4 of this Plan.

      14.3. Upon the occurrence of a Change of Control, Section 2.3 of this Plan shall no longer be applicable to any rights, including accrued Deferred Compensation Accounts, existing in favor of any Participant as of the date before the Change of Control.

      14.4. A Deferred Compensation Account shall be due to the Participant having elected such payment upon the occurrence of:

         14.4.1.  a Change of Control; and

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

         14.4.2.  the Participant's Employment Discontinuance:

            14.4.2.1.   on or after the Change of Control;

            14.4.2.2.   before the second anniversary of the Change of Control;

            14.4.2.3. on or after the first anniversary of the date of the Participant's Change of Control Election; and

            14.4.2.4. prior to the last anniversary before the date the Participant indicated the Participant wished payment of that Deferred Compensation Account to begin (where the Participant indicated a specific date rather than Employment Discontinuance when Retirement Eligible).

      14.5. If payment is due to a Participant pursuant to this Section 14, such payment will be due in a lump sum immediately, except that in the case of a Key Employee such payment will be made six (6) months following Employment Discontinuance.

      14.6. Upon a Change of Control, the value of a Participant's Deferred Stock Compensation Account shall immediately be determined using the Change of Control Value price of MetLife Stock on the date of the Change of Control. Thereafter, in the event that Section 14.4 does not apply to the Participant's Deferred Stock Compensation Account, the value of the Participant's Deferred Stock Compensation Account shall be adjusted, and the form of payment of the Deferred Stock Compensation Account shall be in a form, each as determined prior to the Change of Control by the Plan Administrator on a basis the Plan Administrator determines is reasonable in light of the Change of Control. If the Plan Administrator makes no determination pursuant to the foregoing prior to the Change of Control, after a Change of Control the value of the Participant's Deferred Stock Compensation Account shall be adjusted, and the form of payment of the Deferred Stock Compensation Account shall be in a form, each on a basis as is selected by the Participant from among the same alternatives available at the time to the Participant with regard to the Deferred Cash Compensation Account.

15. Nature of Liability. All Deferred Compensation Accounts accrued under this Plan are unsecured obligations of MetLife, Inc. and any successor thereto, and are neither obligations, debts, nor liabilities of any other entity or party. This Plan and the liabilities created hereunder are unfunded. Investment Tracking, any other means for adjusting the value of Deferred Compensation Accounts, and any communication or documentation regarding this Plan or any Participant's Deferred Compensation Accounts are for recordkeeping purposes only and do not create any right, property, security, or interest in any assets of MetLife, Inc. or any other party. All Deferred Compensation Accounts accrued under this Plan are subject to the claims of general creditors of MetLife, Inc. Notwithstanding the foregoing, if any MetLife Company employing a Participant ceases to be an Affiliate, the Plan Administrator may determine on or before the date of the transaction in which the MetLife Company ceased to be an Affiliate (or afterward, with the consent of an officer of MetLife, Inc.), that the liabilities associated with some or all of the employees of that MetLife Company who are

      Participants shall transfer from MetLife, Inc. to that MetLife Company as of the date that MetLife Company ceases or ceased to be an Affiliate.

16. No Guarantee of Employment; No Limitation on Employer Action. Nothing in this Plan shall interfere with or limit in any way the right of any employer to establish the terms and conditions of employment of any individual, including but not limited to compensation and benefits, or to terminate the employment of any individual, nor confer on any individual the right to continue in the employ of any employer. Nothing in this Plan shall limit the right of any employer to establish any other compensation or benefit plan. No Deferred Compensation Account shall be treated as compensation for purposes of a Participant's right under any other plan, policy, or program, except as stated or provided in such plan, policy, or program. Nothing in this Plan shall be construed to limit, impair, or otherwise affect the right of any entity to make adjustments, reorganizations, or changes to its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell, or transfer all or any part of its business or assets.

17. Term of Plan. This Plan shall be effective with regard to salary and Cash Incentive Compensation payable on and after January 1, 2005 and with regard to Stock Compensation payable on and after April 15, 2005, if and as approved by the Board of Directors of MetLife, Inc., and shall continue in effect unless and until it is terminated pursuant to its terms. The Plan Administrator may solicit and receive Deferral Elections prior to the dates this Plan is effective.

18. Governing Law. The Plan shall be construed in accordance with and governed by New York law, without regard to principles of conflict of laws.

19. Entire Plan; Third Party Beneficiaries. This Plan document is the entire expression of the Plan, and no other oral or written communication, other than documents authorized under this Plan and fulfilling its express terms, shall determine the terms of the Plan or the terms of any agreement between an Eligible Associate or Participant and a MetLife Company with regard to the Plan or Deferred Compensation Accounts. There are no third party beneficiaries to this Plan, other than Participants' respective beneficiaries designated under the terms of this Plan.

20. Amendment and Termination. Except to the extent otherwise required by law, the Plan Administrator may amend, modify, suspend, or terminate this Plan at any time. Any such amendment or termination will not reduce the amount in Deferred Compensation Accounts accrued under this Plan prior to the execution of such amendment or termination. For further clarification, except as stated in the sentence above (or as provided in Section 14), amendments may otherwise be made to any and all provisions of the Plan, including but not limited to amendments affecting the time of distribution of Deferred Compensation Accounts, affecting forms of distribution of Deferred Compensation Accounts, or affecting any of the Investment Tracking Funds or any other means for adjusting the value of Deferred Compensation Accounts.

21. Qualified Domestic Relations Orders. The Plan Administrator will distribute, designate, or otherwise recognize the attachment of any portion of a Participant's Deferred Compensation

      Accounts in favor of the Participant's spouse, former spouse or dependents to the extent such action is mandated by the terms of a qualified domestic relations order as defined in Section 414(p) of the Code.

22. Definitions. Capitalized terms in this Plan, and their forms, shall have the following meanings:

      22.1. "Affiliate" shall mean any corporation, partnership, limited liability company, trust or other entity which directly, or indirectly through one or more intermediaries, controls, or is controlled by, MetLife, Inc.

      22.2. "Cash Incentive Compensation" shall mean compensation payable in the form of cash under the MetLife Annual Variable Incentive Compensation Plan, the Institutional Regional Executive Plan, the International Long Term Performance Compensation Plan, the Long Term Performance Compensation Plan (and, in the case of each incentive compensation plan, any successor plan(s)), or payments of the nature of incentive compensation to an 090 Employee, but (for greater clarity) shall not include any payments in lieu of compensation payable under any such plans contingent on a separation agreement, release, or similar agreement.

      22.3. "Change of Control" shall mean the occurrence of any of:

         22.3.1. any Person acquires "beneficial ownership" (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended ("Exchange Act")), directly or indirectly, of securities of MetLife, Inc. representing 25% or more of the combined Voting Power of MetLife, Inc.'s securities;

         22.3.2. within any 24-month period, the persons who were directors of MetLife, Inc. at the beginning of such period (the "Incumbent Directors") shall cease to constitute at least a majority of the Board of Directors of MetLife, Inc. (the "Board") or the board of directors of any successor to MetLife, Inc.; provided, however, that any director elected or nominated for election to the Board by a majority of the Incumbent Directors then still in office shall be deemed to be an Incumbent Director for purposes of this subsection 22.3.2;

         22.3.3. the stockholders of MetLife, Inc. approve a merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of MetLife, Inc. which is consummated (a "Corporate Event"), and immediately following the consummation of which the stockholders of MetLife, Inc. immediately prior to such Corporate Event do not hold, directly or indirectly, a majority of the Voting Power of (1) in the case of a merger or consolidation, the surviving or resulting corporation, (2) in the case of a share exchange, the acquiring corporation, or
                  (3) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the relevant Corporate Event, holds more than 25% of the consolidated assets of the MetLife, Inc. immediately prior to such Corporate Event; or

         22.3.4. any other event occurs which the Board declares to be a Change of Control.

      22.4. "Change of Control Election" shall mean a written document executed by the Eligible Associate specifying the Eligible Associate's instructions regarding the matters addressed by Section 14.4 of this Plan.

      22.5. "Change of Control Value" shall mean the highest price per share of MetLife Stock offered in conjunction with any transaction resulting in a Change of Control (as determined in good faith by the Plan Administrator if any part of the offered price is payable other than in cash) or, in the case of a Change of Control occurring solely by reason of a change in the composition of the Board of Directors of MetLife, Inc., the highest Closing Value of the MetLife Stock on any of the 30 trading days immediately preceding the date on which a Change of Control occurs. For this purpose, the "Closing Value" shall mean, on any date, the closing prices of MetLife Stock as reported in the principal consolidated transaction reporting system for the New York Stock Exchange (or on such other recognized quotation system on which the trading prices of MetLife Stock are quoted at the relevant time) on such date, and in the event that there are no MetLife Stock transactions reported on such tape (or such other system) on such date, Closing Value shall mean the closing price on the immediately preceding date on which MetLife Stock transactions were so reported.

      22.6. "Code" shall mean the Internal Revenue Code of the United States.

      22.7. "Compensation" shall mean salary, Cash Incentive Compensation, and Stock Compensation payable by MetLife, Inc. or an Affiliate.

      22.8. "Deferral Election" shall mean a written document executed by the Eligible Associate specifying the Eligible Associate's instructions regarding the matters addressed by Section 4 of this Plan.

      22.9. "Deferred Cash Compensation Account" shall mean a record-keeping account established for the benefit of a Participant in which is credited Compensation otherwise payable in cash to a Participant, but accounted for to the credit of the Participant under the terms of this Plan rather than paid to the Participant as and when originally earned.

     22.10. "Deferred Compensation Account" shall mean a Deferred Cash Compensation Account, Deferred Stock Compensation Account, or Matching Contribution Account (and, when used in the plural, all such Deferred Compensation Accounts to the credit of a Participant under the terms of this Plan). The value of each Deferred Compensation Account shall be adjusted as provided in this Plan.

     22.11. "Deferred Stock Compensation Account" shall mean a record-keeping account established for the benefit of a Participant in which is credited Compensation either (a) otherwise payable in MetLife Stock to a Participant, or (b) otherwise payable in cash as an award under the Long Term Performance Compensation Plan, but which the Participant has elected to defer in a Deferred Stock Compensation Account under Section 4.2(d) of this Plan, but accounted for to the credit of the Participant under the terms of this Plan rather than paid to the Participant as and when originally earned.

     22.12. "Eligible Associate" shall mean (a) an individual in his or her first calendar year as an Officer or 090 Employee who is selected by the Plan Administrator for eligibility and has been so notified; and
            (b) an individual in his or her second or later calendar year as an Office or 090 Employee, at such times that Officer or 090 Employee is eligible to participate in this Plan as provided in
            Section 3 of this Plan.

     22.13. "Employment Discontinuance" shall mean the termination of employment with a MetLife Company or an Affiliate, other than in connection with the transfer of employment to another MetLife Company or any Affiliate.

     22.14. "Fair Market Value" shall mean, on any date, the closing price of MetLife Stock as reported in the principal consolidated transaction reporting system for the New York Stock Exchange (or on such other recognized quotation system on which the trading prices of MetLife Stock are quoted at the relevant time) on such date. In the event that there are no MetLife Stock transactions reported on such tape (or such other system) on such date, Fair Market Value shall mean the closing price on the immediately preceding date on which MetLife Stock transactions were so reported.

     22.15. "Investment Tracking" shall mean the adjustment of value to reflect simulated investment performance.

     22.16. "Investment Tracking Funds" shall mean those funds and vehicles described in Section 6 of this Plan.

     22.17. "Key Employee" shall mean an employee subject to Code Section 416(i), as determined by the Plan Administrator.

     22.18. "Legal Deferral Requirements" shall mean requirements under law, including but not limited to those under Code Section 409A, for effective and valid deferral of taxation of income.

     22.19. "Matching Contributions" shall mean the matching contributions described in Section 8 of this Plan.

     22.20. "Matching Contribution Account" shall mean a record-keeping account established for the benefit of a Participant in which is credited Matching Contributions.

     22.21. "MetLife Companies" shall mean MetLife Group, Inc.; Metropolitan Property and Casualty Insurance Company; MetLife Securities, Inc.; MetLife Bank, National Association; and Edison Supply and Distribution, Inc.

     22.22. "MetLife Stock" shall mean shares of common stock of MetLife, Inc.

     22.23. "Officer" shall mean each individual who is employed by a MetLife Company paid from the United States in United States currency and is either (a) an officer of any one or more MetLife Companies; (b) an employee of any MetLife Company in the same or an equivalent compensation grade level as officers of that MetLife Company; or (c) an employee of any MetLife Company who is eligible under the terms of the Long Term Performance Compensation Plan or the International Long Term Performance Compensation Plan, notwithstanding the individuals' Employment Discontinuance, for future payment under either such plan.

     22.24. "Participant" shall mean each Eligible Associate who has had compensation deferred by operation of a deferral election under this Plan.

     22.25. "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act, as supplemented by Section 13(d)(3) of the Exchange Act, and shall include any group (within the meaning of Rule 13d-5(b) under the Exchange Act); provided, however, that "Person" shall not include
            (i) MetLife, Inc. or any Affiliate of MetLife, Inc., (ii) the MetLife Policyholder Trust (and any person(s) who would otherwise be described herein solely by reason of having the power to control the voting of the shares held by that trust), or (iii) any employee benefit plan (including an employee stock ownership plan) sponsored by MetLife, Inc. or any Affiliate of MetLife, Inc.

     22.26. "Plan" shall mean this MetLife Leadership Deferred Compensation
            Plan.

     22.27. "Plan Administrator" shall mean the Plan Administrator of the Retirement Plan, including any person to whom such office has been delegated consistent with the Retirement Plan.

     22.28. "Reallocation Election" shall mean a written document executed by the Participant specifying the Participant's instructions regarding the matters addressed by Section 7 of this Plan.

     22.29. "Retirement Eligible" shall mean: (a) if the Participant participates in the Retirement Plan, the Participant has met the age and service criteria necessary to begin receiving pension payments under the "traditional formula" in the Retirement Plan immediately upon terminating service (regardless of whether the Participant is actually eligible to receive "traditional formula" pension payments), and (b) if the Participant participates in any other retirement plan offered by a MetLife Company or any Affiliate, the Participant has met the age and service criteria necessary to begin receiving pension payments immediately upon terminating service.

     22.30. "Retirement Plan" shall mean the Metropolitan Life Retirement Plan for United States Employees.

     22.31. "SIP" shall mean each and all of the Savings and Investment Plan for Employees of Metropolitan Life and Participating Affiliates, the Metropolitan Life Auxiliary Savings and Investment Plan, and the Metropolitan Life Supplemental Auxiliary Savings and Investment Plan (and/or any successor plan(s)).

     22.32. "Stock Compensation" shall mean compensation payable in the form of shares of MetLife Stock, including awards in that form under the Long Term Performance Compensation Plan.

     22.33. "Total Return" shall mean the change (plus or minus) in price or value, plus dividends (if any) on a reinvested basis, during the applicable period, as determined by the Plan Administrator according to such measures as it determines in its discretion.

     22.34. "Unforeseeable Emergency" shall mean severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, in any case that is not or can not be relieved by the Participant through reimbursement or compensation by insurance or otherwise, liquidation of the Participant's assets (to the extent such liquidation would not itself cause severe financial hardship), and in any case solely to the extent consistent with the grounds for action by the Plan Administrator under Section 12 of the Plan consistent with Legal Deferral Requirements.

     22.35. "Voting Power" shall mean such number of Voting Securities as shall enable the holders thereof to cast all the votes which could be cast in an annual election of directors of a company.

     22.36. "Voting Securities" shall mean all securities entitling the holders thereof to vote in an annual election of directors of a company.

     22.37. "090 Employee" shall mean each individual who is employed by a MetLife Company paid from the United States in United States currency, who is either (a) classified by the individual's employer in compensation grade 090 and earned two-hundred thousand dollars ($200,000) in annual total cash compensation benefitable under the terms of SIP for the twelve (12) months immediately preceding October 1 of the year prior to the year subject to the Deferral Election or in such twelve (12) month period otherwise designated by the Plan Administrator; (b) serving in the first calendar year in compensation grade 090, and found by the Plan Administrator in its discretion to have earned two-hundred thousand dollars ($200,000) in compensation from any or all employers or principals in the prior calendar year (or in the second prior calendar year, should the Plan Administrator anticipate or determine that information on the individual's earnings in the prior calendar year that the Plan Administrator would find sufficiently reliable is not available);
            (c) an employee of any MetLife Company who was formerly a participant in the GenAmerica Executive Deferred Savings Plan, deferred compensation under that plan, and has submitted a Deferral Election under this Plan for each year the individual was otherwise eligible to do so under this Plan; or (d) deemed to be an 090 Employee by the Plan Administrator in its discretion.

IN WITNESS WHEREOF, pursuant to authorization of the Board of Directors of MetLife, Inc., this MetLife Leadership Deferred Compensation Plan is approved.

__________________________________________________________

Date: ____________________________

Witness: _________________________________________________

The Plan Administrator hereby suspends the accrual of new deferred compensation under the MetLife Deferred Compensation Plan for Officers, effective January 1, 2005. This suspension shall not affect Investment Tracking of deferrals accrued prior to January 1, 2005.

PLAN ADMINISTRATOR

_________________________________________________________

Date: ____________________________

Witness: ________________________________________________